Exhibit 10.5d
Amendment No. 4 to the
Selective Insurance Group, Inc.
2005 Omnibus Stock Plan
The Selective Insurance Group, Inc. 2005 Omnibus Stock Plan, as amended, is amended as follows:
1.	Section 2(n) is deleted in its entirety and replaced with the following:

“Director Compensation” shall mean the annual compensation payable to a Non-Employee Director for his or her service as a member of the Board, including, but not limited to, annual director fees, committee fees and committee chairperson fees.

2.	Section 4(c) is deleted in its entirety.

3.	The first sentence of Section 5 shall be deleted and replaced with the following:

The persons who shall be eligible to receive Awards pursuant to the Plan shall be such employees of the Company or any of its Affiliates (including officers of the Company or any of its Affiliates, whether or not they are directors of the Company or any of its Affiliates) and non-employee directors of the Company or any of its Affiliates, in each case as the Committee shall select from time to time.

4.	Except as set forth in this Amendment No. 4, the Plan shall remain in full force and effect.